     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2001

                                                      REGISTRATION NO. 333-55498
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                             INSIGNIA SOLUTIONS PLC

             (Exact Name of Registrant as Specified in its Charter)

        ENGLAND AND WALES                          7372                           NOT APPLICABLE
 (State or Other Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  Incorporation or Organization)       Classification Code Number)                     No.)

                           --------------------------

                41300 CHRISTY STREET                            THE MERCURY CENTRE, WYCOMBE LANE
             FREMONT, CALIFORNIA 94538                                   WOOBURN GREEN
              UNITED STATES OF AMERICA                            HIGH WYCOMBE, BUCKS HP10 0HH
                   (510) 360-3700                                        UNITED KINGDOM
                                                                        (44) 1628-539500

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               STEPHEN M. AMBLER
          SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             INSIGNIA SOLUTIONS PLC
                              41300 CHRISTY STREET
                           FREMONT, CALIFORNIA 94538
                                 (510) 360-3700
           (Name, Address and Telephone Number of Agent for Service)

                           --------------------------

                                   COPIES TO:

                             CORINNA M. WONG, ESQ.
                                BAKER & MCKENZIE
                                 660 HANSEN WAY
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 856-2400

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED MARCH 22, 2001


                             INSIGNIA SOLUTIONS PLC
                       271,327 AMERICAN DEPOSITARY SHARES
         EACH REPRESENTING ONE ORDINARY SHARE OF 20 PENCE NOMINAL VALUE

                             ---------------------

    All of the 271,327 American Depositary Shares of Insignia Solutions plc are being sold by security holders of Insignia. Insignia will not receive any proceeds from the sale of shares offered by the selling security holders. See "Selling Security Holders" and "Plan of Distribution."

    The shares are listed on the Nasdaq National Market under the symbol "INSG." The shares offered will be sold as described under "Plan of Distribution."


    On March 19, 2001, the closing price per share of the ADSs on the Nasdaq National Market was $4.15625


                            ------------------------

    THE SHARES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 2001.

                             INSIGNIA SOLUTIONS PLC


    Insignia, which commenced operations in 1986, develops, markets and supports virtual machine technology that enables software applications and operating systems to be run on various computer platforms. In late 1997, we began a strategic review of our business and explored new markets that would leverage our 15 years of emulation software development experience. In January 1998, we announced our intention to launch a new product line. This product line, called Jeode-TM-, is based on Insignia's Embedded Virtual Machine, or EVM-TM-, technology. Jeode is our implementation of Sun Microsystems, Inc.'s Java-Registered Trademark- technology developed specifically for Internet appliances and wireless devices. The Jeode platform is enabled by our EVM and is designed to enable software developers to create reliable, efficient and predictable Internet appliances and wireless devices.



    Jeode became available in March 1999 and generated 23% of our total revenues for 1999 and 98% of our total revenues for 2000. Jeode is our principal product line for the foreseeable future. The Jeode product line revenue model is based on original equipment manufacturer's customer transactions. We derive revenue from the Jeode product line from four main sources: the sale of a development license, the sale of annual maintenance and support, a commercial use royalty based on shipments of products that include Jeode technology, and customer-funded engineering activities.


    Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our principal executive offices in the United Kingdom are located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500.

                                  RISK FACTORS

    THIS OFFERING IS RISKY. ANYONE WHO PURCHASES SHARES UNDER THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION PRESENTED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT.

WE MUST SELL PRODUCTS IN OUR JEODE PRODUCT LINE TO PRODUCE REVENUES.


    Our future performance depends upon sales of products within our Jeode product line, which is a relatively new product line. During the fourth quarter of 2000, revenues of products in the Jeode product line were $3.3 million, which was 100% of our total revenue for the quarter. We incurred an operating loss of $1.1 million in the fourth quarter of 2000. Jeode may not achieve or sustain market acceptance or provide the desired revenue levels. At current overhead levels, we require revenues of more than $5.3 million per quarter to achieve an operating profit. The Jeode product line is our sole product line and we rely and will continue to rely upon sales of Jeode products for our revenue for the foreseeable future.


THE LONG AND COMPLEX PROCESS OF LICENSING OUR JEODE PRODUCT MAKES OUR REVENUE UNPREDICTABLE.

    Our revenue is dependent upon our ability to license the Jeode product to third parties. Licensing our Jeode product is a long and complex process. Before committing to license our product, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations. As a result of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. Development license fees may be delayed or reduced as a result of this process.

OUR LICENSEES MUST INTEGRATE OUR JEODE TECHNOLOGY INTO THEIR PRODUCTS, WHICH DELAYS OUR RECEIPT OF REVENUES FROM COMMERCIAL LICENSES.

    Our success depends upon the use of our technology by our licensees in their Internet appliances or wireless devices. Our licensees undertake a lengthy process of developing systems that use our technology. When a licensee enters into a development license with us, we normally require the licensee to prepay some future commercial use royalties, typically an amount projected to cover 3 to 6 months of future usage. Thereafter, until a licensee has sales of its systems incorporating our technology which generate sufficient commercial use royalties to surpass any prepayment to us, we do not receive any further royalties from that licensee. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be not only lengthy, but contingent on many factors, which makes it difficult for us to predict when we will recognize royalties from commercial use licenses.

IF WE LOSE THIRD-PARTY LICENSE RIGHTS, WE MAY NOT BE ABLE TO SELL OUR JEODE PRODUCTS.

    In the first quarter of 1999, we signed a five-year agreement with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider. The agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code. The agreement includes technology sharing and compatibility verification. Under the agreement, we will pay Sun a per unit royalty on each Jeode-enabled Internet appliance or wireless device shipped by our customers, plus a royalty on all development licenses between our customers and us. If the agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode.

    We also license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. In addition, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. In addition, we might not be able to obtain similar products to substitute into our tool suites.

IF ADDITIONAL FUNDS ARE NOT AVAILABLE AS NEEDED, WE MAY NOT BE ABLE TO TAKE ADVANTAGE OF MARKET OPPORTUNITIES OR OTHERWISE GROW OUR BUSINESS.

    We may need to raise additional funds in the future, and additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares. If we cannot raise funds on acceptable terms, we may not have sufficient net assets to maintain the listing of our shares on the Nasdaq National Market. Further, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We believe the proceeds from a private placement that closed on November 24, 2000 will be sufficient to fund our planned growth through the next twelve months.

WE HAVE A HISTORY OF LOSSES AND WE MUST GENERATE SIGNIFICANTLY GREATER REVENUE IF WE ARE TO ACHIEVE PROFITABILITY.

    We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenues depends upon the success of our Jeode product line. Jeode is a relatively new product and it may not achieve market acceptance. If we are unable to generate revenues from Jeode in the form of development license fees, maintenance and support fees, commercial use royalties and customer-funded engineering services, our current revenues will be insufficient to sustain our business.

WE EXPECT OUR SALES AND MARKETING EXPENSES TO CONTINUE AT HIGH LEVELS.

    We expect to continue to incur disproportionately high sales and marketing expenses for the foreseeable future. To market Jeode effectively, we must further develop direct sales channels in the Internet appliance and wireless device market. We must continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the Internet appliance and wireless device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. To the extent potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. In addition, with increased expenses, we must significantly increase our revenues if we are to become profitable.

IF OUR NEW PRODUCTS OR PRODUCT ENHANCEMENTS FAIL TO ACHIEVE CUSTOMER ACCEPTANCE, OR IF WE FAIL TO MANAGE PRODUCT TRANSITIONS, OUR BUSINESS REPUTATION AND FINANCIAL PERFORMANCE WOULD SUFFER.

    The market for Internet appliances and wireless devices is fragmented and is characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will be rendered less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:

    - accurately anticipate industry trends and changes in technology standards;

    - complete and introduce new product designs and features in a timely manner;

    - continue to enhance our existing product lines;

    - offer our products across a spectrum of microprocessor families used in the Internet appliance and wireless devices market; and

    - respond promptly to customers' requirements and preferences.

    In addition, the introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns.

    Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

COMPETITION CAN LEAD TO PRICING PRESSURES AND REDUCED MARKET SHARE.

    The market for commercially available Internet appliances and wireless devices is fragmented and highly competitive. The Jeode product line is targeted to the emerging Java-based Internet appliance and wireless device marketplace, which is rapidly changing and is characterized by an increasing number of new entrants whose products compete with Jeode. As the industry continues to develop, we expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality than our products. Many of our current competitors, as well as potential competitors, have substantially greater financial, technical, marketing and sales resources than we do, and we might not be able to compete successfully against these companies. If price competition increases significantly, competitive pressures could cause us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a range of mid-priced development license packages, combined with low-priced per-unit production, or commercial use, licenses. Commercial use licenses, which provide for per-unit royalty payments for each Internet appliance or wireless device that incorporates our technology, may be subject to significant pricing pressures, including buy-out arrangements. Also, the market may demand alternative pricing models in the future. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

FLUCTUATIONS IN OUR QUARTERLY RESULTS COULD CAUSE THE MARKET PRICE OF OUR ADSs TO DECLINE.

    Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

    - the volume and timing of orders received during the quarter;

    - the mix of and changes in customers to whom our products are sold;

    - the mix of product and service revenue received during the quarter;

    - the mix of development license fees and commercial use royalties received;

    - the timing and acceptance of new products and product enhancements by us or by our competitors;

    - changes in pricing;

    - buyouts of commercial use licenses;

    - product life cycles;

    - the level of our sales of third party products;

    - variances in costs associated with fixed price contracts;

    - purchasing patterns of customers;

    - competitive conditions in the industry;

    - foreign currency exchange rate fluctuations;

    - business cycles and economic conditions that affect the markets for our products; and

    - extraordinary events, such as litigation, including related charges.

    All of these factors are difficult to forecast. Our future operating results may fluctuate as a result of these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations.

    Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

INTERNATIONAL SALES OF OUR PRODUCTS, WHICH WE EXPECT TO ACCOUNT FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE IN THE FUTURE, EXPOSE US TO THE BUSINESS AND ECONOMIC RISKS OF INTERNATIONAL OPERATIONS.


    Sales from outside of the United States accounted for approximately 15% of our total revenue in 1999 and 18% of our total revenue in 2000 and are expected to increase over time. We market Jeode to manufacturers of Internet appliance and wireless devices in Europe and Asia, particularly in Japan. Economic conditions in Asia and Europe generally, as well as fluctuations in the value of the Japanese yen and the Euro against the U.S. dollar and British pound sterling, could impair our revenues and results of operations. International operations are subject to a number of other special risks. These risks include:


    - foreign government regulation;

    - reduced protection of intellectual property rights in some countries where we do business;

    - longer receivable collection periods and greater difficulty in accounts receivable collection;

    - unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

    - potentially adverse tax consequences;

    - the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

    - general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

    - possible recessionary environments in economies outside the United States.

PRODUCT DEFECTS CAN BE EXPENSIVE TO FIX AND CAN CAUSE US TO LOSE CUSTOMERS.

    As a result of their complexity, software products may contain undetected errors or compatibility issues, particularly when first introduced or as new versions are released. Despite testing by us and testing and use by current and potential customers, errors might be found in new products after commencement of commercial shipments. The occurrence of errors could result in loss of or delay in market acceptance of our products. The increasing use of our products for applications in systems that interact directly with the general public, particularly applications in transportation, medical systems and other markets where the failure of the Internet appliances or wireless devices could cause substantial property damage or personal injury, could expose us to significant product liability claims. In addition, our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss. Our license and other agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that the limitation of liability provisions contained in our agreements are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms. Our errors and omissions insurance may not be adequate to cover claims. A product liability claim or claim for economic loss brought against us, or a product recall involving our software, could lead to significant unexpected expenses and lost sales.

    Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. We believe we have taken prudent measures to reduce the risk of interruption in our operations. However, these measures might not be sufficient.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR SELL OUR PRODUCTS.

    Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies. In addition, we believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel is intense in the San Francisco Bay area, where our United States operations are headquartered, and we may not be able to attract and retain personnel.


    Mr. Stephen M. Ambler has left the employment of the Company. Mr. Ambler was the Company's Chief Financial Officer, Company Secretary and Senior Vice President. His last day with the Company was March 15, 2001. The Company has named Mr. Albert Wood as Mr. Ambler's replacement and will be the Company's Chief Financial Officer effective April 1, 2001. The Company does not believe that Mr. Ambler's departure will have a material adverse effect on the Company's business, financial condition or results of operations. In the interim, Mr. Richard M. Noling, the Company's President and Chief Executive Officer, will be serving as the Company's Chief Financial Officer and Secretary.


OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES MAY SIGNIFICANTLY IMPAIR OUR COMPETITIVE POSITION.

    We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. In addition, effective protection of intellectual property rights may be unavailable or limited in foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PREVENT US FROM SELLING OUR PRODUCTS.

    As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. In the event of an adverse ruling in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

CERTAIN SELLING SECURITY HOLDERS HAVE RIGHTS UNDER THEIR WARRANTS TO PURCHASE SIGNIFICANT NUMBERS OF ADSs AT LOW OR NOMINAL PRICES, AND TO RECEIVE OTHER CONSIDERATION FROM US UPON THE OCCURRENCE OF SPECIFIED EVENTS WHICH, IF TRIGGERED, WOULD DILUTE THE OWNERSHIP INTERESTS OF EXISTING SECURITY HOLDERS.

    Certain selling security holders who hold a total of 3,600,000 ADSs and warrants to purchase an additional 1,800,000 ADSs have rights under their subscription agreements to be issued additional ADSs by Insignia if the registration statement covering their shares and the shares underlying their warrants is suspended for more than 60 days in any 12 month period by Insignia. Other security holders have rights under their warrants to purchase additional ADSs if our 10-day average closing and price share price on the Nasdaq National Market falls below specified levels for a specified time. In these circumstances, the purchase price these security holders will pay per additional ADS is the nominal value, or L0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing security holders will be diluted.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR SHARE PRICE VOLATILITY.


    The prices for our ADSs have fluctuated widely in the past. During the 12 months ended March 19, 2001, the closing price of a share of our common stock ranged from a high of $27.50 to the recent low of $4.15625. Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. We may in the future be the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.


IT MAY BE DIFFICULT TO ENFORCE JUDGMENTS AGAINST US IN U.S. COURTS.

    Insignia is incorporated under the laws of England and Wales. Two of our executive officers and two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce against them or against us, in United States courts, judgments obtained in United States courts predicated upon the civil liability provisions of United States securities laws. There is doubt as to the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon United States securities laws. In addition, the rights of holders of our shares and, therefore, of the ADS holders, are governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. These rights differ from the rights of security holders in typical United States corporations.

INSIGNIA HAS UNDERGONE A CLASS-ACTION LAWSUIT AND AN SEC INVESTIGATION IN THE PAST FIVE YEARS.

    On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented the Company's business, the strength of its sales force and its financial health. The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995. In August 1997, we reached a memorandum of understanding to settle the suits. Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs (of which our insurance company paid $7.5 million).

    In February 1997, we restated our financial results for the quarters ending March 31 and June 30, 1996. We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel. We agreed with the SEC to cease and desist from engaging in similar accounting practices. The two Insignia sales and marketing people involved in the revenue misstatement are no longer with the Company and were forced to pay significant fines. Insignia did not have to pay any fines.

THERE IS NO GUARANTEE THAT INSIGNIA WILL BE ABLE TO RECEIVE FUNDS CURRENTLY HELD IN ESCROW.

    An escrow was established in January 1998 under the agreements relating to the purchase by Citrix of our NTRIGUE product line. Originally, $8.75 million was deposited into the escrow as security for our indemnification obligations. In August 1999, Citrix released $2.5 million of the escrow funds to Insignia and made a claim estimated at a maximum amount of the remainder of the funds, which was $6.25 million. The claim is based on an action that Citrix filed against GraphOn Corporation in November 1998. The action seeks a declaratory judgment that Citrix does not infringe any GraphOn rights and has not misappropriated any GraphOn trade secrets. Citrix filed this action in response to and to resolve assertions that we used GraphOn confidential information to develop products, including the product line that we sold to Citrix in February 1998. GraphOn did not file an action against either Insignia or Citrix relating to its assertions. Insignia has filed an action against Citrix for release of the escrow funds.

    In February 2000 and September 2000, $1.0 million and $0.3 million, respectively, were released from escrow to Insignia. There is currently
$5.05 million still being held in escrow. There is a possibility that Insignia will never be able to recover any of the funds in escrow.

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding Insignia's plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in this prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Insignia will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," above. Additional information about factors that could affect our future results and events is included in our reports filed with the SEC and incorporated by reference in this prospectus.

                                USE OF PROCEEDS

    Insignia will not receive any of the proceeds from the sale of shares by the selling security holders.

                            SELLING SECURITY HOLDERS

    The number of ADSs that may actually be sold by each selling security holder will be determined by the selling security holder. Because each selling security holder may sell all, some or none of the ADSs that he or she holds, no precise estimate can be given as to the number of ADSs that will be held by the selling security holders at the termination of the offering.

    The selling security holders have advised us that they are the beneficial owners of the shares being offered.

                                        NUMBER OF ADSS                     NUMBER OF ADSS         PERCENTAGE
                                      BENEFICIALLY OWNED   ADSS BEING    BENEFICIALLY OWNED         OWNED
NAME OF BENEFICIAL OWNER               BEFORE OFFERING     OFFERED (1)   AFTER OFFERING (2)   AFTER OFFERING (2)
------------------------              ------------------   -----------   ------------------   ------------------
Vincent S. Pino (3) (4) (5).........        193,646            4,999           188,647               1.0
Tiffany R. Pino (4).................         99,201            4,998            94,203               0.5
Michael V. Pino (4).................         99,202            4,998            94,204               0.5
Rosemary G. Pino (4)................         89,373            4,999            84,374               0.5
Quantum Peripherals (Europe),
  S.A...............................        251,333          251,333                 0                 0

------------------------

(1) All ADSs listed in this table will be offered unless otherwise indicated.

(2) Assumes the sale of all ADSs being offered hereby.

(3) Mr. Pino is a director of Insignia.

(4) Does not include ADSs held by family members.

(5) Includes 16,564 shares subject to exercise of options exercisable in the next 60 days.

    The selling security holders compose a director of Insignia, members of his family and a strategic investor of Insignia. Vincent S. Pino currently serves on the Board of Directors of Insignia and Tiffany R. Pino, Michael V. Pino and Rosemary G. Pino are members of his family. The Pino family members may sell up to a combined 19,994 ADSs under this Registration Statement. The Pino family members received this amount of ADSs under a line of credit they extended to Insignia on March 20, 2000. Under the line of credit loan agreement, the Pino family members extended a line of credit of $5 million for one calendar year. The rate of interest was 2% over prime until June 30, 2000, and then 4% over prime after that date. Insignia distributed a total of 12,356 shares, allocated 25% each, to the Pino family members as a "commitment fee" for the origination of the line of credit. Further, under the line of credit loan agreement, Insignia was obligated to pay, in ADSs or cash, a fee of 2% of each amount advanced under the line of credit and of other certain amounts upon a termination event. Insignia distributed a total of 7,638 shares to the Pino family members, allocated 25% to each, as payment for such fees. Under the terms of the line of credit and loan agreement, the completion of the private placement by Insignia in November 2000 terminated the line of credit and proceeds from that private placement were applied against the unpaid principal and interest payments due. The Pino family members were granted registration rights under the line of credit loan agreement.

    Quantum Peripherals (Europe), S.A. may sell a total of 251,333 ADSs under this Registration Statement. Quantum Corporation, an affiliate corporation of Quantum Peripherals (Europe) S.A. and a strategic investor in Insignia, extended a $1 million loan to Insignia on October 20, 1999. For this loan, Quantum Corporation was issued a convertible promissory note with a maturity date of December 31, 2000 and an interest rate of 8% per annum. In connection with the convertible promissory note, Insignia Solutions, Inc., a wholly-owned subsidiary of Insignia Solutions plc, entered into a Guaranty with Quantum Corporation. On November 1, 1999, Quantum Corporation assigned its right, title and interest in the convertible promissory note to Quantum Peripherals (Europe), S.A. On December 31, 2000, Quantum Peripherals (Europe) elected to convert the unpaid principal and interest due under the convertible promissory note into ADSs. Quantum Peripherals (Europe) received 251,333 ADSs from this conversion. In connection with the convertible promissory note, Quantum Corporation was granted registration rights from Insignia.

                              PLAN OF DISTRIBUTION

    We are registering the ADSs on behalf of the selling security holders. This prospectus covers the ADSs the selling security holders acquired either from
(1) certain fees and/or interest issued under a line of credit extended to the Company by certain selling security holders or (2) the conversion of the principal and interest due under a convertible promissory note executed in favor of another selling security holder by Insignia. To our knowledge, the selling security holders have not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the sale of the shares covered by this prospectus.

    The selling security holders may offer and sell shares from time to time. In addition, a selling security holder's donees, pledgees, transferees and other successors in interest may sell shares received from a named selling security holder after the date of this prospectus. The selling security holders will act independently of Insignia in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market or otherwise, at the then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following:

    - a block trade in which the broker-dealer engaged by a selling security holder will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by the broker-dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus; and

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

    The selling security holders have advised Insignia that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

    In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and redeliver the shares to close out these short positions. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this prospectus. The selling security holders may also loan or pledge the shares to a broker-dealer or other financial institution and the broker-dealer or financial institution may sell the shares so loaned or, upon a default, the broker-dealer may sell the pledged shares under this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

    Transactions under this prospectus may or may not involve brokers or dealers. The selling security holders may sell shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in selling shares. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling security holders in amounts to be negotiated in connection with the sale. Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might exceed customary commissions.

    The selling security holders and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker-dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because selling security holders may be deemed to be underwriters within the meaning of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act.

    Insignia has informed the selling security holders that the anti-manipulation rules under the Exchange Act apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. The selling security holders have advised Insignia that during the time they may be engaged in the attempt to sell registered shares, they will:

    - not engage in any stabilization activity in connection with any of Insignia's securities;

    - not bid for or purchase any of Insignia's securities or any rights to acquire Insignia's securities, or attempt to induce any person to purchase any of Insignia's securities or rights to acquire Insignia's securities, other than, in each case, as permitted under the Exchange Act; and

    - not sell or distribute the shares until after the prospectus has been appropriately amended or supplemented, if required, to set forth the terms of sale or distribution.

    This offering will terminate on the earlier of:

    - January 1, 2003; or

    - the date on which all shares offered have been sold by the selling security holders.

    Insignia has agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling security holders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

    Upon the occurrence of any of the following events, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act to include additional disclosure before offers and sales of the securities in question are made:

    - to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the prospectus,

    - if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the prospectus,

    - if the selling security holders sell to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the prospectus

    - if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the prospectus; and

    - if a selling security holder notifies Insignia that a donee or pledgee intends to sell more than 500 shares.

                                 LEGAL MATTERS

    The validity, under English law, of the shares offered hereby will be passed upon for Insignia by Macfarlanes, London.

                                    EXPERTS


    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


             DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS

    The SEC allows Insignia to "incorporate by reference" the information that Insignia files with the SEC. This means that Insignia can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information Insignia files with the SEC will update and supersede this information. Insignia incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until termination of the offering:


    - Annual report on Form 10-K for the year ended December 31, 2000;


    - The description of Insignia's ordinary shares contained in Insignia's registration statement on Form 8-A, and any amendment or report filed for the purpose of updating such description.

    Some of the information about Insignia that may be important to an investment decision is not physically included in this prospectus. Instead, the information is "incorporated" into this prospectus by reference to one or more documents that Insignia filed with the SEC. These documents (including any exhibits that are specifically incorporated by reference into the information that this prospectus incorporates) are available upon request without charge from Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538 (telephone number (510) 360-3700). Recipients should make all requests for documents by the fifth business day before they make their final investment decision, to be sure the documents arrive on time. Information that has been incorporated by reference is considered part of this prospectus and disclosed to investors, whether or not investors obtain a copy of the document containing the information.

    This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports Insignia files with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or other affairs of Insignia after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.

    Requests for documents should be directed to Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538 (telephone number
(510) 360-3700).

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      5000 West Madison Street       13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding us. The address of the SEC Website is http://www.sec.gov.

    Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

    This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated herein by reference or in our affairs since the date of this prospectus.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:


Securities and Exchange Commission registration fee.........  $   360.36
Accounting fees and expenses*...............................  $10,000.00
Legal fees and expenses*....................................  $10,000.00
Miscellaneous*..............................................  $ 4,639.64
                                                              ----------
  Total.....................................................  $25,000.00
                                                              ==========

------------------------

*   Estimate

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Insignia's Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 rendered any such indemnity ineffective to the extent it applies to neglect or breach of duty in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor.

    Insignia's policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia's directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

    - initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the board of directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

    - for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

    - on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under
      Section 16(b) of the Exchange Act and related laws;

    - on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

    - on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

    - if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

    The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors, applicable law or otherwise.

    The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia's directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

                                    EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         3.01           Registrant's Articles of Association (incorporated herein by reference to Exhibit 3.02 of the Registrant's Registration
                        Statement on Form F-1 (No. 33-98230) declared effective by the Commission on November 13, 1995 (the "Form F-1")).
         3.02           Registrant's Memorandum of Association (incorporated herein by reference to Exhibit 3.04 of the Form F-1).
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).
         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).
         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).
         4.04           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on Form 8-K
                        filed on December 15, 1999 (the "1999 8-K")).
         4.05           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).
         4.06           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).
         4.07           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).
         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).
         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).
         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).

       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).
         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).
         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to
                        Exhibit 4.12 to the 2000 8-K).
         4.14           Registration Rights Agreement dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation.*
         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino.*
         5.01           Opinion of Macfarlanes.*
        23.01           Consent of Macfarlanes (included in Exhibit 5.01).
        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
        24.01           Power of Attorney.*


*   Previously filed by the Registrant with the Commission.

                                  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 21, 2001.


                                                       INSIGNIA SOLUTIONS PLC

                                                       By:   /s/ RICHARD M. NOLING
                                                             ----------------------------------------
                                                             Richard M. Noling
                                                             PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
PRINCIPAL EXECUTIVE OFFICER, PRINCIPAL FINANCIAL
OFFICER AND AUTHORIZED U.S. REPRESENTATIVE:

/s/ RICHARD M. NOLING
-------------------------------------------            President, Chief Executive     March 21, 2001
Richard M. Noling                                      Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

/s/ LINDA POTTS
-------------------------------------------            Controller                     March 21, 2001
Linda Potts

ADDITIONAL DIRECTORS:

/s/ NICHOLAS, VISCOUNT BEARSTED*
-------------------------------------------            Chairman of the Board of       March 21, 2001
Nicholas, Viscount Bearsted                            Directors

/s/ ALBERT E. SISTO*
-------------------------------------------            Director                       March 21, 2001
Albert E. Sisto

/s/ VINCENT S. PINO*
-------------------------------------------            Director                       March 21, 2001
Vincent S. Pino

/s/ DAVID G. FRODSHAM*
-------------------------------------------            Director                       March 21, 2001
David G. Frodsham

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
/s/ JOHN C. FOGELIN*
-------------------------------------------            Director                       March 21, 2001
John C. Fogelin


* Power of attorney

By:                  /s/ RICHARD M. NOLING
            ---------------------------------------
                       Richard M. Noling
                       ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                                  EXHIBIT TITLE
       -------                                 -------------
         3.01           Registrant's Articles of Association (incorporated herein by reference to Exhibit 3.02 of the Registrant's Registration
                        Statement on Form F-1 (No. 33-98230) declared effective by the Commission on November 13, 1995 (the "Form F-1")).
         3.02           Registrant's Memorandum of Association (incorporated herein by reference to Exhibit 3.04 of the Form F-1).
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).
         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).
         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).
         4.04           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on
                        Form 8-K filed on December 15, 1999 (the "1999 8-K")).
         4.05           Securities Purchase Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).
         4.06           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).
         4.07           Registration Rights Agreement dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).
         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).
         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).
         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).
         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).
         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).
         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to
                        Exhibit 4.12 to the 2000 8-K).
         4.14           Registration Rights Agreement dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation.*
         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino.*
         5.01           Opinion of Macfarlanes.*
        23.01           Consent of Macfarlanes (included in Exhibit 5.01).
        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.
        24.01           Power of Attorney.*


------------------------

*   Previously filed by the Registrant with the Commission.